As filed with the Securities and Exchange Commission on January 25, 2021

Registration No.: 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0450450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 President Clinton Avenue, Suite 300, Little Rock, AR	72201
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Compensation Plan
(Full title of the plan)

John B. Pisaris, Esq. General Counsel Inuvo, Inc. 500 President Clinton Avenue, Suite 300 Little Rock, AR 72201
(Name and address of agent for service)

(501) 205-8508
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share	7,400,000	$1.31	$9,694,000	$1,057.62

(1)
To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Inuvo, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the NYSE American on January 19, 2021.

EXPLANATORY NOTE

This registration statement on Form S-8 of Inuvo, Inc. relating to 7,400,000 shares of common stock, par value $0.001 per share, issuable under the Inuvo, Inc. 2017 Equity Compensation Plan (the “Plan”), which common stock is in addition to the: 2,000,000 shares of common stock registered by us on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2017 (File No. 333-220313) (the “Prior Registration Statement”).

The Plan contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the Plan will automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2018, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 150,000 shares of common stock. In addition, on October 4, 2019 our stockholders approved an amendment to the Plan increasing the number of shares of our common stock reserved for issuance upon awards made thereunder by 6,800,000 shares. This registration statement includes: (i) 150,000 shares of common stock as a result of the evergreen increase on January 1, 2018; (ii) 150,000 shares of common stock as a result of the evergreen increase on January 1, 2019;(iii) the increase of 6,800,000 shares of our common stock on October 4, 2019; (iv) 150,000 shares of common stock as a result of the evergreen increase on January 1, 2020; and (v) 150,000 shares of common stock as a result of the evergreen increase on January 1, 2021. As a result of the foregoing, the number of shares of common stock reserved under the Plan is now 9,400,000.

This registration statement relates to the same class as those to which the Prior Registration Statement relate and is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of shares of common stock under the Plan and except as otherwise set forth in this registration statement, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.
Incorporation of Documents by Reference.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or any other filing where we indicate that such information is being furnished and not “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not deemed to be filed and not incorporated by reference herein:

●
Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed on May 12, 2020), as amended on June 22, 2020;

●
Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 (filed on May 15, 2020), June 30, 2020 (filed on August 14, 2020), and September 30, 2020 (filed on November 9, 2020);

●
Company’s Current Reports on Form 8-K filed on March 17, 2020, March 20, 2020, March 26, 2020, March 27, 2020, March 30, 2020, April 1, 2020, April 2, 2020, April 20, 2020, May 1, 2020, June 4, 2020, June 8, 2020, July 1, 2020, July 23, 2020, July 27, 2020, October 9, 2020 (Item 5.07 only), October 16, 2020, November 16, 2020, December 16, 2020, January 14, 2021, January 19, 2021, January 20, 2021, and January 22, 2021;and

●
The description of the Company’s common stock that is contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 28, 2005, as amended on February 29, 2008 (File No. 1-32442) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.
Exhibits.

		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date Filed	Number	Herewith
4.1	Inuvo, Inc. 2017 Equity Compensation Plan	S-8	9/1/17	10.1
4.2	Amendment No. 1 to the 2017 Equity Compensation Plan	DEF14A	9/3/19	Exhibit B
5.1	Opinion of General Counsel of Inuvo, Inc.				Filed
23.1	Consent of Mayer Hoffman McCann P.C.				Filed
23.2	Consent of General Counsel of Inuvo, Inc. (included in Exhibit 5.1)				Filed
24.1	Power of Attorney (set forth on the signature pages to this registration statement)				Filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas on January 25, 2021.

Inuvo, Inc.

By: /s/ Richard K. Howe
Richard K. Howe, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard K. Howe his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Howe Richard K. Howe	Chief Executive Officer, director, principal executive officer	January 25, 2021

/s/ Wallace D. Ruiz Wallace D. Ruiz	Chief Financial Officer, principal financial and accounting officer	January 25, 2021

/s/ Charles D. Morgan Charles D. Morgan	Director	January 25, 2021

/s/ Gordon J. Cameron Gordon J. Cameron	Director	January 25, 2021
/s/ G. Kent Burnett G. Kent Burnett	Director	January 25, 2021